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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Cabot Oil & Gas Corporation on Form S-8 filed on June 23, 1991 and on October 29, 1993 of our report dated March 6, 1998, on our audits of the consolidated financial statements of Cabot Oil & Gas Corporation as of December 31, 1997, which report in included in this Annual Report on Form 10-K.

Our report refers to a change in 1995 in the method of applying the unit-of-production method to calculate depreciation and depletion on producing oil & gas properties, and accounting for the impairment of long-lived assets.



                                                       COOPERS & LYBRAND L.L.P.


Houston,  Texas
March 6, 1998